UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2013, the Organization & Compensation Committee of the Board of Directors of GenCorp Inc. (the “Company”) approved grants to eligible employees of the Company including the named executive officers under the Company’s 2013 Long-Term Incentive Program (the “2013 LTIP”) and pursuant to the Company’s Amended and Restated 2009 Equity and Performance Incentive Plan.

The Company uses long-term incentive compensation to focus on the importance of returns to shareholders, promote the achievement of long-term performance goals, encourage executive retention, and promote higher levels of Company stock ownership by executives.

The table shows the restricted stock awards granted under the 2013 LTIP to the named executive officers of the Company:

Named Executive Officer	Title	2013 LTIP Performance Shares	2013 LTIP Restricted Stock
Scott J. Seymour	President and Chief Executive Officer	63,875	17,033
Kathleen E. Redd	Vice President, Chief Financial Officer and Assistant Secretary	24,191	6,451
Warren M. Boley, Jr.	President, Aerojet Rocketdyne	24,939	6,650
Christopher C. Cambria	Vice President, General Counsel and Secretary	11,785	3,143

For Messrs. Seymour, Cambria and Ms. Redd, the vesting of the performance shares granted under the 2013 LTIP is based on meeting the economic value added (“EVA”) performance target for fiscal 2015.  For Mr. Boley, the vesting of the performance shares granted under the 2013 LTIP is based on meeting the Revenue, Earnings Before Interest, Tax, Depreciation, Amortization and Pension (EBITDAP) and Capital Turnover performance targets for fiscal 2015.  The number of the performance shares granted under the 2013 LTIP represents the maximum number of shares that may vest.  A lesser number of performance shares will vest if achievement is equal to or greater than 50% but less than 125% of the EVA performance target.  None of the performance shares will vest if achievement is at a level below 50% of the EVA performance target.  The vesting of the restricted stock granted under the 2013 LTIP is time-based and has a three year vesting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 26, 2013	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Assistant Secretary